HLB **Cinnamon Jang Willoughby & Company**

Chartered Accountants

A Partnership of Incorporated Professionals

Reply Attention: P. Cha

September 7, 2004

The Board of Directors
Current Technology Corporation
800 West Pender Street, Suite 530
Vancouver, BC
V6C 2V6

Attention: Mr. Robert Kramer

Dear Sirs:

We consent to the incorporation by reference in the registration statement dated September 7, 2004 on Form S-8 of Current Technology Corporation of our auditors' report dated February 20, 2004 on the consolidated balance sheets of Current Technology Corporation as at December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years ended December 31, 2003, 2002 and 2001.

Yours truly,

Cinnamon Jang Willoughby & Company

Peter Cha for

Per: P. Cha Inc.